UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RURAL/METRO CORPORATION

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On November 14, 2006, Rural/Metro Corporation issued the following press release:

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO ANNOUNCES RESULTS FOR FISCAL 2007 FIRST QUARTER

SCOTTSDALE, Ariz. (Nov. 14, 2006) – Rural/Metro Corporation (Nasdaq: RURL), a leading provider of medical transportation and private fire protection services, announced today financial results for the fiscal 2007 first quarter ended September 30, 2006.

Jack Brucker, President and Chief Executive Officer, said, “During the first quarter, we once again achieved solid growth in net revenue driven by new market growth, expansion in existing markets, and rate increases implemented to meet the rising costs of providing high-quality services. We also continued to generate strong cash flow from operations in the period, which further supports our strategic objective to reduce the Company’s debt.”

Results of Operations for the Three Months Ended September 30, 2006

Net revenue for the first quarter increased 7.8 percent, or $10.4 million, to $144.5 million, compared to $134.1 million for the same prior-year period. Revenue growth reflected a combination of an increase in the demand for medical transportation and subscription fire protection services in existing markets, rate increases, and the benefit of new contracts in Salt Lake City, Utah, and with Orlando Regional Health System in Florida.

First-quarter medical transportation and related services net revenue increased 7.0 percent, or $8.2 million, to $125.9 million, compared to $117.7 million for the same prior-year period. Same-service-area medical transportation and related services revenue accounted for $5.5 million of the increase. Additionally, 73.0 percent of the growth in same-service-area medical transportation revenue was driven by rate increases, with the balance driven by increased transport volume.

First-quarter fire and other services net revenue grew by 13.4 percent, or $2.2 million, to $18.6 million, compared to $16.4 million for the same prior-year period. The increase in fire and other services revenue is primarily due to 14.3 percent growth in fire subscription revenue totaling $1.5 million.

Payroll and employee benefits as a percentage of net revenue was 50.5 percent, compared to 49.1 percent in the prior year. Payroll and employee benefits increased $7.0 million, to $72.9 million, compared to $65.9 million in the same prior-year period. The difference was primarily related to increased wages and taxes due to the incremental increase in revenue, as well as severance benefits pursuant to the former chief financial officer’s employment agreement.

Other operating expenses represented 19.5 percent of net revenue in the first quarter, compared to 22.0 percent in the same prior-year period. Other operating expenses for the first quarter were $28.2 million, compared to $29.5 million in the same prior-year period. The difference was primarily due to a $0.9 million decrease in professional fees associated with compliance with Section 404 of the Sarbanes-Oxley Act, a $0.9 million decrease in partnership expenses under the Company’s joint venture with the City of San Diego, and a $0.3 million reduction in travel expenses related to continued cost-containment efforts. These improvements were partially offset by a $0.4 million increase in fuel expense related to increased transports and fuel prices, and a $0.4 million increase in first-responder fees.

The provision for doubtful accounts increased $5.0 million over the prior year, primarily due to the effect of rate increases on patients who are uninsured or otherwise have financial responsibility for all or part of their own medical transportation expenses. A detailed discussion of the increase in the provision for doubtful accounts is provided below.

Operating income for the three months ended September 30, 2006 was $12.3 million, compared to $14.2 million for the same period in fiscal 2006. Fiscal 2006 operating income included a one-time, $1.3 million gain on the sale of real estate in August 2005.

The Company generated first-quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $14.5 million compared to EBITDA of $17.5 million for the same three-month period in fiscal 2006. Fiscal 2007 EBITDA included the one-time, $1.1 million expense pursuant to severance benefits related to the former chief financial officer. Fiscal 2006 EBITDA included income from discontinued operations of $0.4 million and the one-time, $1.3 million gain on the sale of real estate in Arizona.

The Company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The Company provides this information to permit additional analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, management uses this information to evaluate the performance of the Company’s operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles (GAAP), and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. A reconciliation of EBITDA to GAAP financial measures is included with this release.

As disclosed in the Company’s Form 12b-25 filed November 13, 2006 with the Securities and Exchange Commission, the Company executed an amendment to its 2005 Credit Facility on November 10, 2006 to modify the definition of the Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenant to exclude the severance benefits pursuant to termination of its former chief financial officer. The Company is in compliance with all of its covenants contained in the 2005 Credit Facility at September 30, 2006.

Net income was $1.8 million or $0.07 per diluted share, which included $0.8 million in after-tax expense, or $0.03 per diluted share, related to severance benefits pursuant to the former chief financial officer’s employment agreement. This compared to net income of $3.6 million, or $0.14 per diluted share in the first quarter of fiscal 2006, which included income from discontinued

operations of $0.4 million, or $0.01 per diluted share, and the one-time gain on the sale of real estate in Arizona of $0.7 million after taxes, or $0.03 per diluted share.

Operating cash flows remained strong during the fiscal 2007 first quarter. Net cash provided by operating activities for the three months ended September 30, 2006 was $4.7 million, with daily cash deposits averaging $1.8 million. The Company had working capital of $51.4 million for the three-month period, compared to $45.0 million at June 30, 2006.

Provision for Doubtful Accounts

The provision for doubtful accounts for the first quarter ended September 30, 2006 was $28.1 million, representing 19.4 percent of net revenue, compared to $23.1 million, or 17.2 percent of net revenue, for the same period a year ago. The $5.0 million year-over-year increase in the provision for doubtful accounts included:

•	$1.8 million related to the expected provision for overall growth in medical transportation revenue across all payer classes.

•	$1.5 million related to a disruption in collections primarily due to Medicaid and Medicare Advantage payers in Arizona, as well as other demographic factors. The Company’s provisioning methodology for bad debt expense is based on a standardized procedure that includes periodic reviews of subsequent historical receipts and actual historical write-offs. A sustained disruption in receipts from government or commercial payers may result in an increase in the provision for doubtful accounts due to various collections challenges related to older receivables.

•	$1.1 million related to rate increases, and specifically the challenge of collecting a higher rate from private-pay patients. Medical transportation rate increases generate additional revenue only from certain commercial insurance programs and private pay patients, due to the fixed rates, co-pay amounts and deductibles of payers such as Medicare, Medicaid and certain commercial insurance. Rate increases applied to patients who are uninsured or otherwise are private payers may be uncollectible.

•	$0.6 million related to the Company’s fiscal 2006 consolidation of billing centers. The Company completed the consolidation of three regional billing centers during fiscal 2006, resulting in a lengthening of the collection cycle caused by the temporary disruption in claims processing.

Mr. Brucker said, “During the first quarter, we continued to experience what we now believe to be a permanent extension of the collection cycle related to certain Medicaid managed care payers in Arizona. We are currently receiving Arizona Medicaid payments from 90 to 150 days after billing, whereas we previously received payment within 60 to 75 days on average. We also experienced continued delays in collections related to the transition of patients to Medicare Advantage plans, which also was particularly pronounced in Arizona because of the large number of Medicare patients in this state.”

Mr. Brucker explained, “We believe we will receive payment from these government insurers, however; as the collection cycle is prolonged, our methodology takes this sustained disruption into consideration.”

“Additionally, it is very important to recognize that rate increases are only realized on transports that are covered by certain commercial insurance payers. Rate increases cannot be applied to government-regulated or other contracted rates,” he continued. “While rate increases are beneficial in offsetting the overall rising costs of providing services, they are not fully applicable across all payer classes and a percentage may result in bad debt.”

Key Operating Statistics

Following is a presentation of certain of the Company’s key operating statistics. Medical transports and net/net EMS APC statistics have been adjusted to eliminate discontinued operations.

	Q1 ‘06 (9/30/05)	Q2 ‘06 (12/31/05)	Q3 ‘06 (3/31/06)	Q4 ‘06 (6/30/06)	Q1 ‘07 (9/30/06)
Medical Transports (1)	259,288	260,697	263,157	262,580	267,255
Net/Net EMS Average Patient Charge (APC) (2)	$340	$345	$340	$338	$340
Days Sales Outstanding (DSO) (3)	46	47	50	52	53

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.

(2)	Net/Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and doubtful accounts divided by emergency and non-emergency transports from continuing operations.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month average and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Annual Meeting of Stockholders

The Company will hold its annual meeting of stockholders at 3 p.m. December 1, 2006 at its corporate headquarters in Scottsdale, Arizona. The Board of Directors has nominated for re-election two highly qualified industry professionals – Chairman of the Board Cor J. Clement, Sr. and Vice-Chairman Henry G. Walker – both of whom are committed to serving the best interests of all stockholders. A New York-based hedge fund, known as Accipiter Life Sciences Fund, LP and its affiliates (the “Accipiter Group”), has proposed an opposing slate of two inexperienced director nominees.

“We firmly believe the Accipiter Group’s initiation of this costly and disruptive proxy contest is not in the best interests of all stockholders,” Mr. Brucker said. “We are confident that our record of financial and operating performance has enhanced long-term stockholder value, as we have consistently demonstrated our ability to deliver solid results, including 115.3% compound annual growth in per-share market price in the last three fiscal years.”

Mr. Brucker continued, “We believe Rural/Metro has solid future prospects for continued revenue growth and profitability.” The Company’s strategies to enhance stockholder value focus on:

•	Targeting new markets that present excellent opportunities for sustainable and profitable growth;

•	Expanding existing 911-emergency medical transportation markets as the Company seeks to further leverage its fixed base of labor and fleet assets to serve a growing demand for non-emergency medical transportation services;

•	Aligning growth with developing industry trends, including opportunities to partner with municipal systems or hospital-based ambulance systems;

•	Managing the business through continued investments in technology, including billing systems, electronic patient care records, electronic data management and labor management systems;

•	Enhancing risk management and workplace safety in order to reduce insurance expenses; and

•	Continuing to reduce debt and enhance the Company’s capital structure.

“By achieving these objectives, we believe we will be better positioned financially and competitively to capitalize on future opportunities and build long-term value for our investors,” Mr. Brucker said. “We believe our strategic plan, which includes a strong commitment to deleveraging the enterprise, will provide excellent opportunities to enhance profitability while maintaining our long-standing reputation as a high-quality, responsive partner to the cities, counties, fire departments, healthcare facilities, patients and others who trust us for their care and protection.

Mr. Brucker continued, “We believe the Accipiter Group’s nominees lack the business, industry and leadership experience necessary to be qualified candidates for the Board of Directors and have a self-serving agenda that will not represent the best interests of all stockholders. In our opinion, their lack of knowledge about our business is apparent in their demand for seats on the Board of Directors in order to press for a sale of all or parts of the enterprise, without regard to long-term stockholder value. We believe their value proposition is shortsighted and ask stockholders to support our experienced nominees at the Annual Meeting of Stockholders.”

Conference Call to Discuss Results

The Company will discuss first-quarter results in a conference call today beginning at 8 a.m. Pacific/ 11 a.m. Eastern. To access the conference call, dial (866) 558-6901 (domestic) or (913) 643-4197 (international). The call will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from 3 p.m. (Eastern) today through midnight (Eastern) November 15, 2006. To access the replay, dial 888-203-1112. From international locations, dial (719) 457-0820. The required pass code is 2655476. An archived webcast will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The information contained in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the Company’s ability to collect its accounts receivable, sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins; and the costs of reviewing and responding to the Accipiter Group’s proxy solicitation. Although Rural/Metro believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Reference is made to a more complete discussion of forward-looking statements and applicable risks that may cause actual results to differ materially from those contemplated by such forward-looking statements (“Cautionary Statements”) that include, among others, those identified under the captions “Forward-Looking Statements and Factors That May Affect Results” and “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006, which is available free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on the Company’s website at www.ruralmetro.com. All subsequent written and oral forward-looking statements (or statements that may be attributed to the Company) are expressly qualified by the Cautionary Statements.

The Company’s forward-looking statements are based on information available today, and it undertakes no obligation to update these statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On October 31, 2006, Rural/Metro began the process of mailing to its stockholders, a definitive proxy statement, together with a WHITE proxy card. Stockholders are strongly advised to read Rural/Metro’s definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they contain important information about the 2006 annual meeting of stockholders. Stockholders may obtain an additional copy of Rural/Metro’s definitive proxy statement and any other documents filed by Rural/Metro with the SEC free of charge on the website of the SEC at www.sec.gov. Copies of the definitive proxy statement are also available free of charge on our website at www.ruralmetro.com. Copies of the proxy materials may also be requested by contacting the Company’s proxy solicitor, Georgeson Inc., toll-free at 1-866-628-6069.

(RURL/F)

###

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share data)

	September 30, 2006	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$7,354	$3,041
Short-term investments	2,500	6,201
Accounts receivable, net	86,662	83,367
Inventories	13,633	13,135
Deferred tax assets	9,499	9,461
Prepaid expenses and other	6,940	3,702

Total current assets	126,588	118,907
Property and equipment, net	47,636	45,970
Goodwill	38,362	38,362
Deferred tax assets	67,966	69,657
Insurance deposits	2,264	2,842
Other assets	21,807	23,454

Total assets	$304,623	$299,192

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,460	$13,957
Accrued liabilities	41,469	38,594
Deferred revenue	22,183	21,342
Current portion of long-term debt	38	37

Total current liabilities	75,150	73,930
Long-term debt, net of current portion	293,171	291,337
Other liabilities	24,943	25,332

Total liabilities	393,264	390,599

Minority interest	2,838	2,065

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 2,000,000 shares authorized, zero shares issued and outstanding at both September 30, 2006 and June 30, 2006	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,556,070 and 24,495,518 shares issued and outstanding at September 30, 2006 and June 30, 2006, respectively	245	245
Additional paid-in capital	154,156	153,955
Treasury stock, 96,246 shares at both September 30, 2006 and June 30, 2006	(1,239)	(1,239)
Accumulated deficit	(244,641)	(246,433)

Total stockholders’ equity (deficit)	(91,479)	(93,472)

Total liabilities, minority interest and stockholders’ equity (deficit)	$304,623	$299,192

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three Months Ended September 30, 2006 and 2005

(unaudited)

(in thousands, except per share amounts)

	2006	% of Net revenue	2005	% of Net revenue
Net revenue	$144,548	100.0%	$134,130	100.0%

Operating expenses:
Payroll and employee benefits	72,941	50.5%	65,919	49.1%
Provision for doubtful accounts	28,061	19.4%	23,091	17.2%
Depreciation and amortization	3,020	2.1%	2,721	2.0%
Other operating expenses	28,204	19.5%	29,530	22.0%
Gain on sale of assets	(3)	—	(1,342)	—

Total operating expenses	132,223	91.5%	119,919	89.4%

Operating income	12,325	8.5%	14,211	10.6%
Interest expense	(7,785)	(5.4%)	(7,508)	(5.6%)
Interest income	120	0.1%	153	0.1%

Income from continuing operations before income taxes and minority interest	4,660	3.2%	6,856	5.1%
Income tax provision	(2,081)	(1.4%)	(3,504)	(2.6%)
Minority interest	(773)	(0.5%)	(162)	(0.1%)

Income from continuing operations	1,806	1.2%	3,190	2.4%
Income (loss) from discontinued operations, net of income taxes	(14)	(0.0%)	389	0.3%

Net income	$1,792	1.2%	$3,579	2.7%

Income per share:
Basic -
Income from continuing operations	$0.07		$0.13
Income (loss) from discontinued operations	—		0.02

Net income	$0.07		$0.15

Diluted -
Income from continuing operations	$0.07		$0.13
Income (loss) from discontinued operations	—		0.01

Net income	$0.07		$0.14

Average number of common shares outstanding - Basic	24,510		24,232

Average number of common shares outstanding - Diluted	24,920		25,261

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Three Months Ended September 30, 2006 and 2005

(unaudited)

(in thousands)

	2006	2005
Cash flows from operating activities:
Net income	$1,792	$3,579
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for doubtful accounts	28,068	24,431
Depreciation and amortization	3,020	2,813
Deferred income taxes	1,653	3,166
Accretion of 12.75% Senior Discount Notes	1,838	1,640
Earnings of minority shareholder	773	162
Amortization of deferred financing costs	418	435
Stock based compensation (benefit) expense	(7)	9
Gain on sale of property and equipment	(3)	(1,348)
Change in assets and liabilities -
Accounts receivable	(31,363)	(27,249)
Inventories	(498)	(162)
Prepaid expenses and other	(3,238)	1,985
Insurance deposits	578	378
Other assets	1,175	1,220
Accounts payable	(2,791)	(2,890)
Accrued liabilities	2,875	(5,161)
Deferred revenue	841	1,053
Other liabilities	(389)	926

Net cash provided by operating activities	4,742	4,987

Cash flows from investing activities:
Sales of short-term investments	8,701	12,500
Purchases of short-term investments	(5,000)	(25,000)
Capital expenditures	(4,340)	(2,974)
Proceeds from the sale of property and equipment	5	1,560

Net cash used in investing activities	(634)	(13,914)

Cash flows from financing activities:
Tax benefit from the exercise of stock options	134	168
Issuance of common stock	74	400
Repayment of debt	(3)	(366)
Distributions to minority shareholders	—	(155)

Net cash provided by financing activities	205	47

Increase (decrease) in cash and cash equivalents	4,313	(8,880)
Cash and cash equivalents, beginning of period	3,041	17,688

Cash and cash equivalents, end of period	$7,354	$8,808

Non-cash investing activities:
Property and equipment funded by liabilities	$294	$—

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended September 30,
	2006	2005
Net income	$1,792	$3,579
Add back:
Depreciation and amortization	3,020	2,813
Interest expense	7,785	7,508
Interest income	(120)	(153)
Income tax provision	2,072	3,722

EBITDA	14,549	17,469
Increase (decrease):
Interest expense	(7,785)	(7,508)
Interest income	120	153
Income tax provision	(2,072)	(3,722)
Provision for doubtful accounts	28,068	24,431
Deferred income taxes	1,653	3,166
Accretion of 12.75% Senior Discount Notes	1,838	1,640
Earnings of minority shareholder	773	162
Amortization of deferred financing costs	418	435
Stock based compensation (benefit) expense	(7)	9
Gain on sale of property and equipment	(3)	(1,348)
Changes in operating assets and liabilities	(32,810)	(29,900)

Net cash provided by operating activities	$4,742	$4,987